Exhibit 99.1

Chart Enters into Strategic Supply Agreement to Provide LNG Equipment to Shandong Hanas New Energy Co. Ltd.

Cleveland, Ohio – May 12, 2014 - Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, distribution, storage, and end-use of hydrocarbon and industrial gases, today announced that its Distribution & Storage (“D&S”) Asia business has entered into a strategic supply agreement to provide Shandong Hanas New Energy Co. Ltd. (“Hanas”) equipment for 50 permanent liquefied natural gas (“LNG”) fuel stations, including installation and commissioning of this equipment, over the next 30 months. Chart will be the exclusive supplier of permanent LNG fuel stations to Hanas during the agreement period, and expects one-third of the total number of stations will be ordered in 2014. Nanjing Xinye, a Chart company in China, will provide the fuel station dispensers incorporating Chart’s latest proprietary flow metering technology.

“The total value of this supply agreement could exceed $35 million and it continues the LNG equipment success we have had in China. We recently received $7 million in orders related to this agreement. Chart shares Hanas’ commitment to promote energy transformation and provide diversified solutions for new energy development in China, including LNG build-out. We are pleased that Hanas has chosen Chart D&S Asia in recognition of our commitment to quality, safety, and product capabilities,” stated Tom Carey, President of Chart’s D&S Group.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future orders, revenue, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as a change of Hanas’ plans under which it orders less than all 50 stations anticipated under the supply agreement, cyclicality of product markets and vulnerability of markets to economic downturns, a delay in the anticipated timing of LNG infrastructure build-out, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, modification or cancellation of customer contracts, fluctuations in foreign currency exchange rates, and economic, political, business and market risks associated with international transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in Chart’s most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations across the United States and an international presence in Asia, Australia and Europe.

For more information: http://ir.chartindustries.com/.

Contact:

Ken Webster Vice President, Chief Accounting Officer and Controller 216-626-1216 ken.webster@chartindustries.com	or	Jim Fischman Director of Investor Relations and Financial Planning 216-626-1216 jim.fischman@chartindustries.com